NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dane  Lopes                                                                  Investors: Jon Levenson

Group Head of Marketing &  Communications                            Head of Investor Relations

Everest Global Services,  Inc.                                                     Everest Global Services, Inc.

203.388.3977                                                                           908.604.3169

For Immediate Release

Everest Provides Preliminary Information on First Quarter 2021 Catastrophe Losses

HAMILTON, Bermuda -- (BUSINESS WIRE) – April 19, 2021 – Everest Re Group, Ltd. (“Everest” or the “Company”) announced today preliminary information on first quarter 2021 catastrophe losses in advance of its full quarterly earnings to be released on April 28, 2021.

Everest is estimating pre-tax net catastrophe losses for the first quarter 2021 as detailed in the table below.

  All amounts are net of reinsurance recoveries and reinstatement premiums
  For the Texas winter storms Everest is estimating insured industry losses of approximately $15 billion

Amounts in USD (millions)	Reinsurance Segment	Insurance Segment	Event Totals
Texas winter storms	203	47	250
New South Wales flooding	10	0	10
Segment totals	213	47	260

Everest is not adding to its Covid-19 Pandemic loss provision. To date, the Company’s total Pandemic loss provision is $511 million, of which approximately 80% remains as IBNR.

Everest Re Group President & CEO Juan C. Andrade Commented: “Our thoughts and sympathies go out to all those affected by these recent catastrophe events. We are proud to be able to help communities rebuild when events such as these take place.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations, trends in insured and paid losses, catastrophes, pandemic, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda, and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com. All issuing companies may not do business in all jurisdictions.